Exhibit 99.2

Hyperscale Data Executive Chairman Milton “Todd” Ault III to Speak at Consensus 2026 about Ault Blockchain and Tokenized Commodities

LAS VEGAS--(PR NEWSWIRE) – May 7, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), today announced that its Executive Chairman Milton “Todd” Ault III will be speaking today at Consensus 2026 in Miami.

Mr. Ault is scheduled to participate in the DeFi & Trading Track session titled “What Gets Traded: Silver, RWAs, and the Market Structure for Tokenized Commodities.” The session is expected to focus on the Ault Blockchain ecosystem, the tokenization of silver and other real-world assets (“RWAs”), BMAX (Bitcoin Max), and the regulatory and market structure considerations surrounding tokenized commodity markets.

Topics are expected to include:

•	The long-term vision for the Ault Blockchain and $AULT ecosystem;

•	Tokenization of commodities, including precious metals;

•	BMAX, a blockchain-based payment token intended to facilitate utility and transactional activity within the Ault Blockchain ecosystem for institutional participants;

•	Market structure and liquidity considerations for tokenized real-world assets on the Ault Blockchain;

•	Institutional and ecosystem partnership opportunities; and

•	The convergence of AI, blockchain, financial services and related matters.

Any digital asset initiatives discussed remain subject to legal, regulatory and market considerations.

“We believe blockchain infrastructure and tokenization have the potential to reshape aspects of financial markets and broaden access to real-world assets over the coming decade,” said Milton “Todd” Ault III. “Consensus provides an important opportunity to discuss how the Ault Blockchain ecosystem is being developed to support tokenized commodities, digital assets and next-generation financial infrastructure.”

The presentation materials referenced during Mr. Ault’s appearance will be furnished to the public through the filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission and made available through the SEC’s EDGAR database at sec.gov, as well as on the Company’s investor relations website.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the second quarter of 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through Ault Lending, LLC, a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235